UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 18, 2008
lululemon athletica inc.
(Exact Name of Issuer as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33608 (Commission File Number)	20-3842867 (IRS Employer Identification No.)

2285 Clark Drive, Vancouver, British Columbia (Address of Principal Executive Offices)	V5N 3G9 (Zip Code)
(604) 732-6124
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 18, 2008, Michael Tattersfield resigned his position as Executive Vice President, Retail Logistics and Sourcing for lululemon athletica inc. (the “Company”), effective on the close of business on April 4, 2008 (the “Separation Date”). The Company’s Chief Executive Officer, Robert Meers, will assume the oversight responsibilities for the Company’s sourcing, production and logistics departments.
In connection with his resignation, the Company has agreed to continue to pay Mr. Tattersfield’s base salary of CDN $392,111 for the 12-month period after the Separation Date. Mr. Tattersfield will also be eligible to participate in the Company’s tax equalization program in an amount not to exceed US $35,000 and will be entitled to family medical benefits coverage for the 12-month period after the Separation Date. In consideration of these payments and benefits, Mr. Tattersfield entered into a release agreement pursuant to which Mr. Tattersfield provided the Company a general release and agreed to certain restrictive covenants, including confidentiality, non-disparagement, non-competition and non-solicitation provisions for a period of 12 months after the Separation Date.
The summary of the material terms of the arrangements described above is qualified in its entirety by reference to the Letter Agreement and Full and Final Release, a copy of each of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Company’s press release dated February 19, 2008 announcing the resignation of Mr. Tattersfield as described above is filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

10.1	Letter Agreement and Full and Final Release by and between lululemon athletica inc. and Michael Tattersfield dated February 19, 2008

99.1	Press Release, “lululemon athletica Announces Resignation of Michael Tattersfield” dated February 19, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2008	By:	/s/ John E. Currie
John E. Currie
Chief Financial Officer

EXHIBIT INDEX

10.1	Letter Agreement and Full and Final Release by and between lululemon athletica inc. and Michael Tattersfield dated February 19, 2008

99.1	Press Release, “lululemon athletica Announces Resignation of Michael Tattersfield” dated February 19, 2008